UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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K12 Inc.
(Name of Registrant as Specified In Its Charter)

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Supplemental Information Regarding Proposal 2 —

Advisory Vote on Named Executive Officer Compensation (“Say on Pay”)

Commencing November 22, 2013, K12 Inc. (the “Company”) provided the following communication to certain stockholders:

To K12 Inc. Stockholders:

At the Company’s Annual Meeting on December 5, 2013, stockholders will cast votes with respect to, among other things, an advisory vote on the compensation of our named executive officers (“NEOs”) (“Say on Pay” - Proposal 2). The Company’s Board of Directors (the “Board”) has recommended that you vote FOR the approval of our Say on Pay resolution.  In prior years our stockholders have shown strong support for our “say on pay” proposals, with approval rates of over 90% in both 2012 and 2011.

EXECUTIVE SUMMARY

We understand the important role that proxy advisory firms perform for their clients.  We too share the view that executive compensation should be designed to pay for performance and to create long-term stockholder value.  The structure of Mr. Davis’ compensation arrangements upon his hire as Executive Chairman was structured specifically with those goals in mind.  Unfortunately, the advisory reports appear to have overlooked and misconstrued key features of Mr. Davis’ long-term compensation.  In particular:

•                  The reports contain factual errors and the risk of a “pay for failure” scenario is entirely unfounded — Mr. Davis’ equity grants do not accelerate absent a “double trigger” in the event of a change in control and additional safeguards, such as the acceleration of vesting of restricted stock awards is subject to the Company’s attainment of the relevant performance goals.

•                  Mr. Davis’ guaranteed cash compensation is below the levels of two other executives, despite the fact that he has full leadership responsibility for all operational and corporate functions.

•                  Mr. Davis will only benefit from the stock option grants if the Company’s stockholders also benefit from an increase in the market value of the Company’s common stock.

•                  As of November 20, 2013, Mr. Davis has earned less than $1.3 million in recognizable value (or less than 15% of the grant date accounting value of the awards) with respect to the vested portion of these grants, despite the $8.7 million that was required to be included in the tables to comply with SEC rules.

•                  4% of Mr. Davis’ compensation is in the form of a fixed, guaranteed base salary, as opposed to 22% of the average of the Company’s other NEOs in fiscal 2013.

Because we listen to, and carefully consider, constructive criticism about our policies, we have already begun to act on some of the issues that have been raised.  Today, our Compensation Committee took the following actions:

•                  Adopted a policy which provides that all future stock option grants will contain “double trigger” change in control vesting.

•                  Engaged our compensation consultant to evaluate post-vesting equity award holding policies.

DISCUSSION

This year, certain proxy advisory services have recommended that clients vote “against” our Say on Pay resolution.  Importantly, these advisory reports do not identify any actual significant disconnect between our executive pay and the Company’s performance on a historical basis.  In fact, they conclude that our executive pay and performance have been reasonably aligned.  Rather, the negative vote recommendation is primarily based on a belief that certain “front-loaded” equity grants made to our Executive Chairman, Nathaniel A. Davis, in connection with his commencement of employment with us in January 2013, call into question the Company’s commitment to a pay-for-performance philosophy.

In fiscal 2013, we entered into an arm’s-length negotiated three-year employment agreement with Mr. Davis to serve in our newly-established Executive Chairman position, which has full leadership responsibility for all operational and corporate functions to help us drive strong operational performance in the context of our overall executive leadership team.  The compensation decisions that were negotiated in connection with the hiring of Mr. Davis reflect the terms the Compensation Committee believed were necessary to ensure Mr. Davis’ acceptance of our offer and continuity in this important new role, which was created to drive Company performance.

Below we explain in more detail why we believe that Mr. Davis’ compensation package is in fact consistent with the Company’s commitment to a robust pay-for-performance philosophy and warrants continued support for our executive compensation programs.  We also highlight key changes we have made, or expect to evaluate over the coming months, to ensure (i) our continued commitment to good executive pay practices and (ii) that our executives’ interests remain well aligned with those of our stockholders.

1.                                      Mr. Davis’ Compensation Package Was Thoughtfully Structured to Limit Guaranteed Compensation and Provide Strong Pay-For-Performance Incentives.

Our Compensation Committee believes that it set Mr. Davis’ base salary and total cash compensation opportunity at a significantly below-competitive level in order to allow Mr. Davis’ limited cash compensation to be offset with larger equity compensation opportunities.  This was done to better and more immediately align Mr. Davis’ interests with those of our stockholders.  A significant component of this approach was to provide a one-time “front-loaded” equity grant that was meaningful in amount and significantly higher than Mr. Davis’ expected ongoing annual compensation levels.

In considering whether to approve our Say on Pay resolution, stockholders should not overemphasize the accounting grant date value of these “front-loaded” equity grants or discount their significant performance-based components.  Specifically, our stockholders should consider the following:

•                  The reported values do not represent Mr. Davis’ actual realizable pay from these equity grants.  The reported $8.7 million grant date value of Mr. Davis’ equity grants does not represent his actual realizable compensation with respect to those grants, but instead represents their grant date accounting values as required to be reported under rules issued by the Securities and Exchange Commission (“SEC”).  In fact, as of November 20, 2013, Mr. Davis has earned less than $1.3 million in recognizable value (or less than 15% of the grant date accounting value of the awards) with respect to the vested portion of these grants, despite having already attained the robust performance conditions that were placed on a significant portion of the awards.

•                  Nearly all of Mr. Davis’ equity grants were performance-based and aligned with stockholder returns.  Over 90% of the grant date accounting value of Mr. Davis’ equity grants related to performance-based compensation in the form of stock options and performance-based restricted stock.  As our stock options are granted with fair market value exercise prices, Mr. Davis would not realize any value from his stock options unless the future market value of the Company’s common stock appreciated.  In addition, with the exception of one quarterly vesting tranche of Mr. Davis’ restricted stock award, Mr. Davis would not realize any value from his stock award unless the Company attained a robust operating income target during his initial period of employment with the Company.  That target required significant operating income growth over prior periods.  Our Compensation Committee selected this absolute operating income performance metric in order to focus Mr. Davis’ immediate attention to our bottom line financial performance and operational success in fiscal 2013, which was a key purpose for the creation of our Executive Chairman role, and we believe this contributed to our total operating income growth of over 58% for fiscal 2013.

•                  Our executive compensation programs have worked to align executive pay with Company performance.  The proxy advisory reports concede that the Company’s executive compensation has, on a historical basis, generally been aligned with the Company’s performance.  This alignment has been the result of a thoughtful and rigorous analysis of Company and individual performance by the Compensation Committee when making both annual and long-term compensation decisions.

•                  Mr. Davis’ “front-loaded” stock grants should be viewed in the context of his thoughtfully-structured total compensation package.  While the accounting grant date value of Mr. Davis’ equity grants appears large when viewed in the context of a single year’s compensation, these grants were intended to provide a strong incentive for Mr. Davis to deliver strong future company performance over the period of his three-year employment contract, and beyond, by tying the realizable value of the awards to both stock price performance and the attainment of a bottom line financial metric.  Moreover, these grants, most of which remain unvested and subject to Mr. Davis’ continued service with us, are not simply “inducement grants,” but rather are intended to offset the limited cash compensation that is provided for under his three-year employment contract.

2.                                      Mr. Davis’ Equity Grants Were Designed to Ensure Alignment with Stockholder Interests and Contain Terms that Were Negotiated on An Arm’s-Length Basis

The proxy advisor reports criticize certain aspects of Mr. Davis’ equity grants, citing that (i) the grants were not sufficiently “performance-based,” (ii) the three-year vesting schedules were not sufficiently robust, (iii) that there were no post-vesting stock ownership/holding requirements and (iv) that the grants contained automatic acceleration provisions upon termination without cause and a change in control.  We believe that the concerns on these points are overstated.  Specifically,

•                  Our Board engaged in extensive arm’s-length negotiations with Mr. Davis in connection with his acceptance of the Executive Chairman position and his related three-year employment agreement.  In these negotiations, the Board was supported by its independent compensation consultant, Towers Watson & Co., and each of the Company, under our Board’s direction, and Mr. Davis were represented by separate legal counsel.

•                  Mr. Davis’ equity grants were nearly 100% performance-based.  Only one-twelfth of Mr. Davis’ restricted stock award was not made subject to the attainment of a robust operating income performance metric.  Moreover, even if stock options are not viewed as “performance-based compensation” for some purposes, there is no doubt that Mr. Davis would only realize actual value from such grants if the Company’s stockholders also benefited from an increase in the market value of the Company’s common stock.  Although we do not regularly grant time-vesting stock options to all of our NEOs, our Compensation Committee continues to believe that some use of time-vesting options is a valuable tool to align our most senior executives’ compensation with stockholder interests over the long-term.

•                  The three-year vesting schedule was tied directly to Mr. Davis’ contractual employment term.  The Compensation Committee carefully considered the appropriate duration of Mr. Davis’ three-year employment agreement with us in light of our current executive leadership structure and Mr. Davis’ role in our newly-created Executive Chairman position, which has full leadership responsibility for all operational and corporate functions.  In doing so, the Compensation Committee considered it appropriate to tie the vesting schedule of Mr. Davis’ initial equity grants to the length of his initial employment term, though in the ordinary course it is worth noting that we traditionally use a longer four-year vesting schedule for most stock option grants and generally expect to do so going forward.

•                  The significant stock option component of the equity grants provides a strong incentive for Mr. Davis to continue to hold the awards following vesting and we plan to evaluate additional equity award holding policies.  Stock options provide economic incentives to hold the award for the duration of the option term, which is eight years for our option grants.  This was one reason for structuring a significant portion of the award in the form of options.  While we have not previously adopted a post-vesting equity award holding requirement, the Compensation Committee recognizes the potential value of such a policy and has recently engaged our independent compensation consultant to provide recommendations for such a policy, which we may adopt in the future.

•                  The vesting acceleration provisions upon termination without cause were limited and were provided on account of Mr. Davis’ relatively modest cash compensation and limited cash severance protection.  Because Mr. Davis’ base salary was set at a below-competitive level and his cash severance protection was tied only to a multiple of base salary, his cash severance protection was limited and did not provide a meaningful level of protection against an adverse employment action in a way that would satisfy our goals for maintaining executive severance arrangements, which are to ensure that our executives remain focused on driving value for our stockholders without distraction and concern about their own individual employment situations.  This was particularly important in Mr. Davis’ situation given that his role as our Executive Chairman represented a newly-created leadership position within our overall executive leadership structure.  Our Compensation Committee carefully weighed the cost of the vesting acceleration provisions and limited the acceleration to a maximum of two years (one year during the first year of the employment term) to strike an appropriate balance between providing meaningful severance protection, recognizing Mr. Davis’ limited cash compensation, and avoiding a significant windfall upon an employment termination.  In addition, Mr. Davis’ employment agreement and equity grants contain additional safeguards to prevent any “pay-for-failure” outcome.  These safeguards include the requirements that: (i) stock options must be exercised within one year after termination without cause to ensure that Mr. Davis only derives value for stock gains that are reasonably tied to his period of service, and (ii) vesting acceleration for restricted stock awards is subject in all circumstances to the Company’s attainment of the relevant performance goals.

•                  Mr. Davis’ equity grants do not provide for “single trigger” vesting upon a change in control.  Our Compensation Committee recognizes that “single trigger” vesting provisions, which provide for equity awards to vest solely as a result of a change in control, provide limited benefits to stockholders.  As a result, we did not provide “single trigger” change in control vesting for any of Mr. Davis’ awards.  Although we have provided these provisions in some circumstances in the past, we have adopted a new policy to eliminate this practice going forward.

3.                                      K12 Is Committed to Maintaining Responsible Executive Pay Practices and Is Revising and Evaluating Some of Its Policies.

Our Compensation Committee continually strives to maintain an effective executive compensation program that is consistent with the “best practices” demonstrated by our competitors and with overall good corporate governance and we believe that our practices are generally in alignment with these goals.  We also encourage meaningful feedback from our stockholders about our executive compensation programs and listen to, and carefully consider, constructive criticism about our policies.  We have considered, and will continue to consider, the concerns that have been raised as we continue to implement robust pay-for-performance programs that are effective for our Company, given our unique position in the marketplace as the leading online education provider in the K-12 market.  In fact, we have already begun to act on some of the issues that have been raised.  In particular:

•                  We have adopted a policy to eliminate “single trigger” vesting provisions from our equity incentive awards going forward.  Although we did not provide for “single trigger” vesting of Mr. Davis’ equity awards upon a change in control, as explained above, we have historically included these provisions in some of our equity grants — primarily in our stock option awards.  This was the result of a long-standing historical policy to allow option awards to vest upon a change in control, which was originally implemented while we were a private company.  It had not previously been changed primarily because we have made limited use of stock option grants for our NEOs over the last several years, other than upon initial hiring.  We made an exception to the “single trigger” policy for Mr. Davis’ stock option grant, recognizing that it is no longer consistent with our commitment to a pay-for-performance philosophy.  Moreover, we have also now revised our policy, effective immediately, such that, except where required pursuant to previous contractual commitments, for any stock option grants made after November 20, 2013, only “double trigger” change in control vesting will apply to stock options that are assumed in a change in control, so that such stock options will accelerate only upon an involuntary (without-cause) or constructive termination of employment within one year following a change in control.

•                  We are evaluating post-vesting equity award retention policies and have engaged our compensation consultant to provide recommendations on this issue.  In fiscal 2013, we considered adopting executive stock ownership requirements, but concluded that they were not needed, primarily because our Chief Executive Officer is one of our largest individual stockholders and we believe our executive compensation programs sufficiently align the interests of our other NEOs with long-term value creation.  However, we recognize the potential value of adopting a post-vesting equity award holding requirement policy to ensure that our equity compensation programs work as intended, particularly for those NEOs whose equity grants are structured primarily as restricted stock awards.  We have instructed Towers Watson & Co., our independent compensation consultant, to study this important issue, including the related practices of our peer group companies and make recommendations to our Compensation Committee so that it can consider whether and how to most effectively implement such a policy going forward.

SEC rules indicate that the advisory vote on executive compensation is “to approve the compensation of the registrant’s named executive officers.”  The recommendation that our stockholders vote “against” our say on pay proposal has little to do with our sound executive compensation program.  Instead, that recommendation results from: (i) overemphasis on the accounting grant date value of our new Executive Chairman’s one-time “front-loaded” equity awards, (ii) understatement of the significant performance-based components of those awards and (iii) failure to account for the safeguards we put in place to ensure meaningful realizable pay from those awards only to the extent Mr. Davis drives value creation for our stockholders.  With the guidance of our independent compensation consultant, our Compensation Committee provided to Mr. Davis an arm’s-length negotiated,  thoughtfully-structured compensation package that resulted in our Board’s successful recruitment of him as our new Executive Chairman to drive improved financial performance and stockholder value, which we believe will generate a substantial return on the Company’s investment in him.  Moreover, as we remain committed to responsible and effective executive compensation practices, we have already begun to act to address some of the areas where we believe our compensation practices can be improved.

FOR THE FOREGOING REASONS, WE BELIEVE THAT THE NEGATIVE VOTE RECOMMENDATION WITH RESPECT TO THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION IS UNWARRANTED.  ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

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